EXHIBIT 99.5

FRONTIER OIL CORPORATION

Is Offering to Exchange
All Registered 6.625% Senior Notes due October 1, 2011
for
All Outstanding 6.625% Senior Notes due October 1, 2011

To Our Clients:

      Enclosed for your consideration is a prospectus, dated                    , 2004 (the “Prospectus”), and the related Letter of Transmittal (the “Letter of Transmittal”) relating to the offer (the “Exchange Offer”) of Frontier Oil Corporation (“Frontier”) to exchange an aggregate principal amount of up to $150,000,000 of its 6.625% Senior Notes due October 1, 2011 (the “Exchange Notes”), the issuance of which has been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its outstanding unregistered 6.625% Senior Notes due October 1, 2011 (the “Outstanding Notes”). The Outstanding Notes were issued on October 1, 2004 in offerings under Rule 144A and Regulation S of the Securities Act that were not registered under the Securities Act. The Exchange Offer is being extended to all holders of the Outstanding Notes in order to satisfy certain obligations of Frontier contained in the Registration Rights Agreement, dated as of October 1, 2004, by and among Frontier, the guarantors parties thereto, and Bear, Stearns & Co. Inc., BNP Paribas Securities Corp. and TD Securities (USA) Inc. The Exchange Notes are substantially identical to the Outstanding Notes, except that the transfer restrictions and registration rights applicable to the Outstanding Notes do not apply to the Exchange Notes.

      These materials are being forwarded to you as the beneficial owner of the Outstanding Notes held by us for your account but not registered in your name. A tender of such Outstanding Notes may only be made by us as the holder of record and pursuant to your instructions.

      Accordingly, we request instructions as to whether you wish us to tender on your behalf the Outstanding Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.

      Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Outstanding Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 P.M., New York City time, on                     , 2004, unless the Exchange Offer is extended. Any Outstanding Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the expiration of the Exchange Offer.

      Your attention is directed to the following:

1. The Exchange Offer is for any and all Outstanding Notes.

2. The Exchange Offer is subject to certain conditions set forth in the Prospectus under the caption “The Exchange Offer — Conditions to the Exchange Offer.”

3. Any transfer taxes incident to the transfer of Outstanding Notes from the holder to Frontier will be paid by Frontier, except as otherwise provided in Instruction 13 of the Letter of Transmittal.

4. The Exchange Offer expires at 5:00 P.M., New York City time, on , 2004, unless the Exchange Offer is extended.

      If you wish to have us tender your Outstanding Notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender Outstanding Notes.

INSTRUCTIONS WITH RESPECT TO

THE EXCHANGE OFFER

      The undersigned acknowledge(s) receipt of your letter, and the enclosed materials referred to therein, relating to the Exchange Offer made by Frontier Oil Corporation with respect to its Outstanding Notes.

      This will instruct you to tender the Outstanding Notes held by you for the account of the undersigned, subject to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal.

      Please tender the Outstanding Notes held by you for my account as indicated below:

6.625% Senior Notes due October 1, 2011

$                    (Aggregate Principal Amount of Outstanding Notes)

☐ Please do not tender any Outstanding Notes held by you for my account.

Dated:                     , 2004

Signature(s):

Print Name(s) here:

(Print Address(es)):

(Area Code and Telephone Number(s)):

(Tax Identification or Social Security Number(s)):

      None of the Outstanding Notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all the Outstanding Notes held by us for your account.

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